UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):               December 29, 2011

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (414) 319-8500

 (Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 29, 2011, Joy Global Inc. (the “Company”) completed the purchase of 534.8 million shares of International Mining Machinery Holdings Limited (“IMM”), a leading designer and manufacturer of underground mining equipment in China.  The shares, which represent approximately 41.1% of IMM’s outstanding common stock, were purchased pursuant to a stock purchase agreement, dated as of July 11, 2011, as amended and restated on July 14, 2011, between TJCC Holdings Limited, the Company and the Company’s wholly owned subsidiary, Newco Hong Kong 123 Limited.  The shares were purchased for HKD8.50 per share, or approximately $584 million at present exchange rates.  As a result of prior open-market purchases of IMM shares, Joy Global now owns approximately 69.2% of IMM’s outstanding common stock.  As required by Rule 26.1 of the Hong Kong Takeovers Code, the Company will be required to commence a tender offer for the remaining shares of IMM, as well as for outstanding options to purchase IMM common stock.  The Company expects the tender offer to commence promptly.

The press release announcing the acquisition of a controlling interest in IMM is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated as of December 29, 2011, of Joy Global Inc. announcing the acquisition of a controlling interest in IMM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: December 29, 2011	By:	/s/ Ricky T. Dillon
Ricky T. Dillon
Vice President, Controller
and Chief Accounting Officer
(Principal Accounting Officer)